Exhibit 2.1

Execution Version

AMENDMENT TO PURCHASE AGREEMENT

This AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”), dated as of April 7, 2011, amends that certain Purchase Agreement, dated as of December 13, 2010 (the “Agreement”), by and among HCP, Inc., a Maryland corporation (“Parent”), HCP 2010 REIT LLC, a Delaware limited liability company and an indirect subsidiary of Parent (“Buyer”), HCR ManorCare, LLC, a Delaware limited liability company (the “Company”) (as successor to HCR ManorCare, Inc., a Delaware corporation), HCR Properties, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of the Company (“PropCo”), and HCR Healthcare, LLC, a Delaware limited liability company (“OpCo”).  Parent, Buyer, the Company, PropCo, OpCo and New HoldCo (as defined herein) are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H

WHEREAS, the Parties have reviewed the Agreement, including the Exhibits, and desire to acknowledge and clarify its original intent and/or otherwise amend the Agreement by entering into this Amendment on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.             Interpretation.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.  This Amendment shall be deemed to be an Ancillary Agreement.

2.             Taxes Excluded from Closing Date Indebtedness.  The Parties hereby agree that no liabilities for Income Taxes, or gross receipts, franchise, value added, commercial activities or capital Taxes, in each case, whether or not accrued for tax or book purposes, will be included in the Closing Date Indebtedness.  Nothing in the foregoing is intended to alter the allocation of the tax obligations of the Parties contained in Article 6 or the obligations to indemnify in Article 9.

3.             Lease Agreement.  Exhibit C and Exhibit D to the Agreement will be amended and restated to read in the forms attached hereto as Exhibit A and Exhibit B, respectively.

4.             Transfer Taxes.  The Parties hereby agree that the amount of Transfer Taxes for which the Company is liable under Section 6.15 of the Agreement (excluding any Transfer Taxes that may be imposed with respect to the excluded properties that are retained by OpCo, which shall be the responsibility of OpCo) shall be included in the Tax Amount for the purposes of determining the Closing Date Tax Amount. The amount of Transfer Taxes actually included in the Closing Date Tax Amount under this paragraph 4 shall be treated as paid by the Company pursuant to Section 6.15 of the Agreement.

5.             Form of PropCo.  Further to the letter agreement, dated January 23, 2011, by and among the Parties (other than New HoldCo), the Parties acknowledge and agree that, effective prior to the Closing on the date hereof, PropCo will convert into HCR Properties, Inc., a Delaware corporation (“PropCo Inc.”), and the PropCo Interests transferred at Closing will be (in lieu of membership interests) all of the issued and outstanding capital stock of PropCo Inc.  The Parties agree that the Agreement is hereby amended to delete Sections 3.1.1.2 and 3.1.1.3 of the Agreement.

6.             OpCo Interest.  Further to the written notice, dated April 5, 2011, delivered by Parent to the Company pursuant to Section 3.8.1.1 of the Agreement, the Parties hereby agree that, in connection with Parent’s OpCo Interest Election, Buyer’s designee will purchase the Parent OpCo Interest from the Company, and the Company will sell the Parent OpCo Interest to Buyer’s designee, in lieu of NewCo 1 issuing the Parent OpCo Interest directly to Buyer, and in connection therewith, Buyer’s designee and the Company will execute and deliver the HCR ManorCare Equityholders Agreement and the NewCo 1 LLC Agreement, attached hereto as Exhibit C and Exhibit D, respectively.

7.             Additional Party.

(a)                                  By execution and delivery of this Amendment, HCR ManorCare MergeCo, Inc., a Delaware corporation (“New HoldCo”), hereby agrees to become a party to the Agreement and shall be bound by the Agreement’s provisions with the same force and effect as if New HoldCo had become a party to the Agreement on December 13, 2010.

(b)                                 The definition of “Seller” shall be amended and restated in its entirety as follows:

““Seller” means HCR ManorCare MergeCo, Inc. a Delaware corporation, including as converted to HCR ManorCare MergerCo, LLC, a Delaware limited liability company.”

(c)                                  Section 6.17 of the Agreement shall be amended and restated in its entirety to read as follows:

“Intentionally Omitted.”

8.             Stock Replacement Cash Consideration.  Further to the written notice, dated April 5, 2011, delivered by Parent to the Company pursuant to Section 3.1.2.3 of the Agreement, the Parties acknowledge and agree that Parent shall replace the Stock Consideration with $852,000,000 of Stock Replacement Cash Consideration.  In connection with such election, the Parties further acknowledge that, effective as of the Closing, the Stockholders Agreement, pursuant to Section 7.1 thereof, shall terminate by its own terms.  The Parties agree that Section 7.3.4 shall be amended and restated to read: “Intentionally omitted.”

9.             Pre-Filing Agreement.  The Parties hereby agree to request, and to cooperate in good faith to pursue, a “pre-filing agreement” with the IRS, as defined in Rev. Proc. 2009-14, 2009-3 I.R.B. 324, for the taxable year of HCR ManorCare, Inc. (or its successors for tax purposes, New HoldCo and HCR Properties, Inc.) ending on the Closing Date.  Any user fee or other costs (other than Parent’s and Buyer’s costs and expenses) associated with pursuing the pre-filing agreement shall be treated as costs of preparing Tax Returns described in Section 6.16.1.1.2 of the Agreement and shall be borne by OpCo.  The Parties’ rights and obligations in connection with the “pre-filing agreement” shall be governed by the provisions of Sections 6.16.1.1 and 6.16.3, as applicable.

10.          Tax Amount.  The definition of “Tax Amount” in Article 1 is hereby amended and restated in its entirety as follows:

““Tax Amount” means accrued for tax purposes and unpaid (i) Income Taxes and (ii) gross receipts, franchise, value added, commercial activities and capital Taxes, in each case, of the Company and its Subsidiaries with respect to Tax periods (or portions of Straddle Periods) ending on or before the Closing Date; provided, however, that the Tax Amount shall not include state and local Taxes payable solely by HCRMC Operations, LLC, a Delaware limited liability company, or its Subsidiaries.”

11.          Estimated Company Equity Value.  The Parties hereby agree that, for the purposes of the Agreement, (i) the Estimated Closing Date Tax Amount is $224,906,422.28, (ii) the Estimated Closing Date Indebtedness is $4,606,844,902.39, (iii) the Estimated Closing Date Cash is $6,998,609.72; and (iv) the Estimated Company Equity Value is $1,275,247,285.05.

12.          Amendment to Schedule 9.2.1.1 The Parties hereby agree that Schedule 9.2.1.1 to the Purchase Agreement shall be amended so that each reference to “Schedule 9.2.1.1” or “Schedule 9.2.2.1” (including the title to such schedule) shall be deleted and replaced with “Schedule 9.2.1”.

13.          Restricted Units.  OpCo represents and warrants to Parent that, as of the closing of the transactions contemplated by the Agreement, the 4,232,244 Class B Units of HCRMC Operations, LLC shall represent (for purposes of Section 856 of the Code) no more than 9.9% of the outstanding voting or economic ownership of HCRMC Operations, LLC.

14.          Entire Agreement; Full Force and Effect.  This Amendment and (subject to the clarifications and amendments in this Amendment) the Agreement (together with the Exhibits (as amended), Parent and Company disclosure schedules and the other documents delivered pursuant thereto), each Ancillary Agreement (as amended) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments, agreements and understandings (both oral and written) with respect to such subject matter.  Except as amended or modified hereby, each term and provision of the Agreement is hereby ratified and confirmed and will and does remain in full force and effect.

15.          Counterparts; Facsimile; Miscellaneous.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.  This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other parties, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

HCR MANORCARE, LLC

By:	/s/ Richard A. Parr II
Name:	Richard A. Parr II
Title:	Vice President, General Counsel and Secretary

HCR PROPERTIES, LLC

By:	/s/ Richard A. Parr II
Name:	Richard A. Parr II
Title:	Vice President, General Counsel and Secretary

HCR HEALTHCARE, LLC

By:	/s/ Richard A. Parr II
Name:	Richard A. Parr II
Title:	Vice President, General Counsel and Secretary

HCR MANORCARE MERGECO, INC.

By:	/s/ Richard A. Parr II
Name:	Richard A. Parr II
Title:	Vice President, General Counsel and Secretary

HCP, INC.

By:	/s/ Thomas M. Herzog
Name:	Thomas M. Herzog
Title:	Executive Vice President, Chief Financial Officer

HCP 2010 REIT LLC

By:	/s/ Thomas M. Herzog
Name:	Thomas M. Herzog
Title:	Chief Financial Officer

Exhibit A

Form of Guaranty of Obligations

See Exhibit E to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 12, 2011.

Exhibit B

Form of Master Lease and Security Agreement

See Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 12, 2011.

Exhibit C

Form of Joint Equityholders Agreement of HCR ManorCare, LLC and HCRMC Operations, LLC

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Portions of this exhibit that have been marked by [***] have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Exhibit D

Form of Amended & Restated Limited Liability Company Agreement of

HCRMC Operations, LLC

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Portions of this exhibit that have been marked by [***] have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.